Exhibit 2.1

Execution Version

FIRST AMENDMENT TO MERGER AGREEMENT

This FIRST AMENDMENT TO MERGER AGREEMENT (this “Amendment”) is made and entered into as of December 23, 2022, by and among TLG Acquisition One Corp., a Delaware corporation (“Parent”), Eagle Merger Corp., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), and Electriq Power, Inc., a Delaware corporation (the “Company”). Parent, Merger Sub and the Company are sometimes referred to individually as a “Party” and collectively as the “Parties.” Except as otherwise indicated, capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in Appendix A of this Agreement.

RECITALS

WHEREAS, the Parties entered into that certain Merger Agreement, dated as of November 13, 2022 (the “Agreement”);

WHEREAS, Section 8.3 of the Agreement provides that the Agreement may be amended by a writing signed by each of Parent and the Company;

WHEREAS, the Parties wish to make certain amendments to the Agreement as set forth in this Amendment;

WHEREAS, the respective boards of directors of each of Parent, Merger Sub and the Company have (i) determined that it is advisable and in the best interests of each of Parent, Merger Sub and the Company and their respective stockholders to enter into this Amendment, (ii) approved the execution and delivery of this Amendment, and (iii) each of Parent, Merger Sub and the Company recommended the adoption and approval of this Amendment and reaffirmed their recommendation of and commitment to the transactions contemplated hereby and by the Agreement by their respective stockholders;

AGREEMENT

NOW THEREFORE, in consideration of the premises and mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows:

Section 1.1 Definitions. Except as otherwise indicated, capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Agreement.

Section 1.2 Amendments.

(a) Section 1.3(c)(viii) is hereby added as follows:

“The Parties agree that any Cash Election will be funded with cash raised through the issuance of equity by Parent or from the Trust Fund pursuant to Section 5.10(e). Notwithstanding the previous sentence, each Electing Stockholder that makes a Cash Election shall receive the Per Share Cash/Stock Consideration.”

(b) The first sentence of Section 4.7(a) of the Agreement is hereby deleted in its entirety and replaced with the following:

“Parent will use reasonable best efforts to enter into subscription agreements, non-redemption agreements, backstop agreements, debt facilities or similar financing agreements (the “Financing Agreements”) with one or more Persons (the “Financing Persons”) which shall raise and/or backstop an amount no less than the level of cash required to provide adequate operating liquidity for the Company through December 31, 2023 (such transactions, the “Financings”), in each case on the terms and subject to the conditions set forth therein.”

(c) The last sentence of Section 4.7(b) is hereby deleted in its entirety and replaced with the following:

“For the avoidance of doubt, if all or any portion of the Financings becomes unavailable, Parent may utilize deposits, proceeds or any other amounts from the Trust Fund and, to the extent acceptable to the Company, any additional third-party financing to satisfy its financing obligations hereunder.”

(d) The first sentence of Section 5.22 is hereby deleted in its entirety and replaced with the following:

“Prior to the Closing, the Company shall be permitted to engage with and seek equity, debt or similar investments in connection with a private capital raise by the Company (the “Private Capital Raise”) in an amount not to exceed $30,000,000 less $8,500,000 committed under the Committed Capital Raise (provided that (i) if the Private Capital Raise is a debt facility, then for purposes of the amount of the Private Capital Raise for this Section 5.22, Section 4.7 and Section 5.18(b) the amount of the facility shall be considered in such calculation, not the amount funded or available for funding thereunder and (ii) for purposes of the amount of this Section 5.22, Section 4.7 and Section 5.18(b) the amount of the Committed Capital Raise shall be $8,500,000).”

(e) Section 6.3(d) of the Agreement is hereby deleted in its entirety.

Section 1.3 No Other Amendments. The Parties agree that all other provisions of the Agreement shall, subject to the amendments expressly set forth in Section 1.2 of this Amendment, continue unmodified, in full force and effect and constitute legal and binding obligations of the Parties in accordance with their terms. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Agreement or any of the documents referred to therein. This Amendment forms an integral and inseparable part of the Agreement.

Section 1.4 References. Each reference to “this Agreement,” “hereof,” “herein,” “hereunder,” “hereby” and each other similar reference contained in the Agreement shall, effective from the date of this Amendment, refer to the Agreement as amended by this Amendment. Notwithstanding the foregoing, references to the date of the Agreement and references in the Agreement, as amended hereby, to “the date hereof,” “the date of this Agreement” and other similar references shall in all instances continue to refer to November 13, 2022, and references to the date of this Amendment and “as of the date of this Amendment” shall refer to December 23, 2022.

Section 1.5 Effect of Amendment. This Amendment shall form a part of the Agreement for all purposes, and each Party thereto and hereto shall be bound hereby. This Amendment shall be deemed to be in full force and effect from and after the execution of this Amendment by the Parties.

Section 1.6 Incorporation by Reference. Each of the provisions under Section 8.5 (Counterparts; Electronic Delivery), Section 8.7 (Governing Law) and Section 8.8 (Jurisdiction; Venue; Service of Process; JURY WAIVER) of the Agreement shall be incorporated into this Amendment by reference as if set out in full herein, mutatis mutandis.

Section 1.7 Further Assurances. Each Party shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such Party’s obligations hereunder, necessary to effectuate the transactions and matters contemplated by this Amendment. The Parties further agree that each Party shall cooperate in good faith in advancing the Transactions.

[Remainder of Page Left Intentionally Blank; Signature Page Follows]

IN WITNESS WHEREOF, each of the undersigned has executed this Amendment as of the date first written above.

PARENT:

TLG ACQUISITION ONE CORP.

By:	/s/ John Michael Lawrie
Name:	John Michael Lawrie
Title:	Chief Executive Officer

MERGER SUB:

EAGLE MERGER CORP.

By:	/s/ John Michael Lawrie
Name:	John Michael Lawrie
Title:	President

Signature Page to First Amendment to Merger Agreement

IN WITNESS WHEREOF, each of the undersigned has executed this Amendment as of the date first written above.

COMPANY:

ELECTRIQ POWER, INC.

By:	/s/ Frank Magnotti
Name:	Frank Magnotti
Title:	Chief Executive Officer

Signature Page to First Amendment to Merger Agreement